EXHIBIT 99.1

Ciprico Reports Second Quarter Results

Minneapolis, MN – May 12, 2006 - Ciprico Inc. (NASDAQ: CPCI) today announced results for the second quarter of fiscal 2006 ended March 31, 2006. Sales for the quarter of $2.9 million were fairly consistent to the second quarter of the prior fiscal year, however gross profit improved over the prior year second quarter to $1.1 million. Gross profit as a percentage of revenue was 37% in 2006 and 33% in the prior year. Total operating expenses were $2.2 million, approximately $100,000 less than the prior year second quarter. As a result of better gross margins and reduced operating expenses, the net loss of ($1.2 million) or ($0.25) per share for the prior year second quarter was lowered to a net loss of ($949,000) or ($0.19) per share for the current second quarter.

For the six months ended March 31, 2006, sales were $6.4 million, an increase of 7% vs. the same prior year period. Gross profit of $2.4 million represented 38% as a percentage of revenue, vs. 35% in the prior year period. Operating expenses of $4.4 million were an increase of 26% over the $3.5 million for same prior year period. The prior year six-month period did not include four months of expenses for the MediaVault™ product line, as it was not purchased until January 31, 2005. In addition, the prior fiscal year included a positive restructuring adjustment of $466,000 to reduce a portion of the lease abandonment charges previously recorded in fiscal 2004 as a result of an agreement to sub-lease a portion of it’s headquarter facility. Net loss for the six months ended March 31, 2006 was ($1.6 million) or ($0.34) per share, fairly consistent with the ($1.6 million) net loss for the same period in the prior year, excluding the sublease restructuring adjustment noted above. Including all restructuring items the prior year net loss was ($1.2 million) or ($0.24) per share.

The Company believes discussion of operating expense and earnings information excluding the restructuring adjustment to be useful information that allows investors to better understand and compare the operational performance of the Company among periods.

Ciprico Chairman and Chief Executive Officer James Hansen said “ While overall sales for the quarter did not grow over the previous year, we are enthused that sales of products introduced or acquired in the past 24 months grew by almost 50% year over year and replaced the dramatic sales declines from legacy products and the industry wide softness in broadcast industry sales.”

Mr. Hansen added, “Our investments in new products are resulting in growth in line with overall digital media markets and are generating higher margins befitting industry-leading products. At the key industry trade show in April we introduced several new products and new product extensions aimed at continuing our growth in the digital media market including both 10Gigabit Ethernet based and 20Gigabit Infiniband based storage solutions for the broadcast and digital cinema workflow markets. We also introduced our new MediaVault™ services platform - a service unique to the industry that we believe has long term potential with content creation and digital cinema customers over the next decade.”

“During the quarter we increased revenues related to custom engineering work done for customers of the FlexSTORE™ storage services platform. We continue to invest in this opportunity to drive future licensing revenue due to its potential for a sustainable competitive advantage, higher gross margins and higher return on investment.”

Mr. Hansen continued, “Even though we have made significant investments in new products and services platforms, we have been able to contain overall operating cost increases by carefully monitoring expenses, the efficiency of our engineering leadership and the tight control of administrative expenses.”

Mr. Hansen concluded, “We continue to evaluate new opportunities that fit our strategies to strengthen our market position with products and services complementary to our technology capabilities, leverage our strong brand name in digital media applications and expand our distribution channels. We believe the combination of the internal innovation occurring in our Dimeda® and MediaVault™ product lines, expanded alliances and introduction of service offerings are all key elements for future growth and sustained profitability.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to stockholders and other news releases. Such forward-looking statements, which reflect our current view of expected improvements for fiscal 2006 and beyond, sustainable growth and profitability, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons. These risks and uncertainties include, but are not limited to: (i) competitive factors, including pricing pressures; (ii) variability in quarterly sales; (iii) economic trends generally and in various markets; (iv) general economic conditions; (v) market acceptance and unanticipated risks associated with introducing new products and features; (vi) sales and distribution issues, (vii) dependence on suppliers, (viii) limited backlog and (vi) other events and important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). Investors should take such risks into account when making investment decisions. Future SEC filings, future press releases and oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they were made, and except as required by law, we assume no obligation to update any forward-looking statements. Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen	Monte S. Johnson
CEO	SVP & CFO
(763) 551-4000	(763) 551-4000

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended		Ended
	March 31,		March 31,
(Amounts in thousands, except per share amounts)	2006	2005	2006	2005

NET SALES	$2,912	$3,008	$6,423	$6,026
Cost of sales	1,836	2,017	3,993	3,941
GROSS PROFIT	1,076	991	2,430	2,085

OPERATING EXPENSES:
Research and development	990	818	1,876	1,658
Sales and marketing	756	672	1,542	1,245
General and administrative	451	539	988	785
Restructuring (1)	—	285	—	(181)
Total operating expenses	2,197	2,314	4,406	3,507

LOSS FROM OPERATIONS	(1,121)	(1,323)	(1,976)	(1,422)

Other income, primarily interest	172	141	333	261

LOSS BEFORE INCOME TAXES	(949)	(1,182)	(1,643)	(1,161)

Income taxes	—	—	—	—

NET LOSS	$(949)	$(1,182)	$(1,643)	$(1,161)

Shares used to calculate net loss per share:
Basic and diluted	4,892	4,753	4,842	4,748

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.19)	$(0.25)	$(0.34)	$(0.24)

(1) Restructuring amount for the six months ended March 31, 2005 includes an amount of $466,000 that represents an adjustment to previously recorded lease abandonment charges associated with a sublease agreement executed during the period.